Exhibit 99.1

MusclePharm Announces Closing of Sale of BioZone Laboratories

Company Continues to Strengthen Financial Position

MusclePharm Corporation (OTCQB: MSLP) ("MusclePharm" or the "Company"), a scientifically-driven, performance-lifestyle sports nutrition company, announced today that it has closed the sale of wholly-owned subsidiary, BioZone Laboratories, Inc. ("BioZone") for $8.3 million, and a potential earn-out of $1.5 million if certain financial targets are met, subject to certain post-closing working capital and other adjustments. The transaction enables MusclePharm to continue to strengthen the financial position of the company.

“After a thorough and deliberate process, we’ve concluded the sale of BioZone. We believe that this transaction will maximize shareholder value by allowing us to continue to grow strategically and address current debt,” commented Interim Chief Executive Officer, Interim President, and Chairman of the Board of Directors, Ryan Drexler.

BioZone will continue to be a strategic partner with MusclePharm through a manufacturing and supply agreement. The sale of BioZone has been a part of the ongoing restructuring plan that continues to allow MusclePharm to improve the health of the business.

BioZone is a manufacturer and developer of over-the-counter drugs, supplements, and nutritional supplements. BioZone manufactures a portion of MusclePharm's product portfolio: Combat ProGelsTM, a high-quality protein gel in a convenient and portable travel pouch; and MusclePharm Carnitine, a stimulant-free energy booster, and fat metabolizer.

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label, Core Series, and FitMiss™, which are available in more than 120 countries-over 45,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors, and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Investors:

investors@musclepharm.com

Media:

media@musclepharm.com